For further information contact Terry Trovato 1-800-451-1294	Exhibit 99.1
FOR IMMEDIATE RELEASE
     Callon Petroleum Company Reports Impact of Hurricane Rita
     Natchez, MS (September 29, 2005)—Callon Petroleum Company (NYSE: CPE) reported today the effect of Hurricane Rita upon its principle production facilities in the Gulf of Mexico.
     All of the company’s offshore drilling and production activities in the Gulf of Mexico were suspended as of the middle of last week. All employees and contract personnel were safely evacuated prior to the storm.
     Medusa Field – Based upon preliminary inspections, only minimal damage has been sustained as a result of Hurricane Rita. As previously reported, Medusa sustained only minimal damage as a result of Hurricane Katrina last month but had not resumed production prior to Hurricane Rita. The resumption of production at Medusa is contingent upon third-party pipelines and processing facilities being put back into service. As a result, we do not yet have an estimate as to when production will resume. Callon owns a 15% working interest.
     Habanero Field – The Company’s Habanero Field is produced through the Auger production facility operated by Shell Exploration & Production Company. The Auger facility was re-manned on September 26, 2005 after it was determined that it had experienced only minimal damage from Hurricane Rita. As announced previously, it was not damaged by Hurricane Katrina. Downstream facilities are still being evaluated, but it is anticipated that limited production should resume within the next 10 days. Callon owns an 11.25% working interest.
     Mobile Bay Area – As reported previously, production facilities at Mobile Blocks 864, 952 and 955 incurred only minor damage from Hurricane Katrina. The area was not affected by Hurricane Rita. The Mobile Block 864 Unit was re-manned on September 26, 2005, and production resumed later that day. The platform at Mobile Block 952 was re-manned September 27, 2005 and production resumed that night. Because of the two consecutive hurricanes, the platform at Mobile Block 955 is still awaiting the availability of equipment needed to make repairs. Callon owns a 66.4% working interest in the Mobile Block 864 Unit and a 100% working interest in Mobile Blocks 952 and 955.
     High Island Block 119 Field – As reported previously, the production platform was not affected by Hurricane Katrina. It experienced only minimal damage from Hurricane Rita, but a return to production will be dependent upon pipeline integrity downstream. Callon owns a 22.2% working interest.
     “We are very fortunate that our major production facilities remained intact through these two horrific and catastrophic storms,” explains Fred Callon, Chairman and CEO. “However, due to the downtime from being shut in prior to and during the storms and continuing down-stream distribution difficulties at Medusa, our overall production for the third and fourth quarters will be reduced from previously anticipated estimates. We will provide additional information and guidance as the impact from Hurricane Katrina and Hurricane Rita is further quantified.”
     Callon Petroleum Company has been engaged in the exploration, development, acquisition and production of oil and gas in the Gulf Coast region since 1950. Callon’s properties and operations are geographically concentrated in the offshore waters of the Gulf of Mexico.
     This news release contains projections and other forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These projections and statements reflect the company’s current views with respect to future events and financial performance. No assurances can be given, however, that these events will occur or that these projections will be achieved and actual results could differ materially from those projected as a result of certain factors.

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